Exhibit (h)(13)

RECON CAPITAL SERIES TRUST
FIRST AMENDMENT TO THE

TRANSFER AGENT SERVICING AGREEMENT

THIS FIRST AMENDMENT, dated as of May 4, 2016, to the Transfer Agent Servicing Agreement dated as of March 23, 2016 (the "Agreement"), is entered into by and between RECON CAPITAL SERIES TRUST, a Delaware statutory trust (the "Trust") and U.S. BANCORP FUND SERVICES, LLC, a Wisconsin limited liability company ("USBFS").

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to amend the second paragraph of the Agreement to delete the listing of each series under the Trust; and

WHEREAS, Section 12 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree that Exhibit A is hereby deleted from the Agreement and the second paragraph of the Agreement is hereby superseded and replaced as follows:

WHEREAS, The Trust, acting for and on behalf of each series as are currently authorized and issued by the Trust or may be authorized and issued by the Trust subsequent to the date of this Agreement (each a "Fund" or an "ETF Series") an exchange-traded class of shares known as "ETF Shares" for each ETF Series. The ETF Shares shall be created in bundles called "Creation Units." The Trust, on behalf of the ETF Series, shall create and redeem ETF Shares of each ETF Series only in Creation Units principally in kind for portfolio securities of the particular ETF Series ("Deposit Securities"), as more fully described in the current prospectus and statement of additional information of the Trust, included in its registration statement on Form N-IA; and as authorized under the Order of Exemption filed with the Securities and Exchange Commission. Only brokers or dealers that are "Authorized Participants" and that have entered into an Authorized Participant Agreement with the Distributor, acting on behalf of the Trust, shall be authorized to create and redeem ETF Shares in Creation Units from the Trust. The Trust wishes to engage Fund Services to perform certain services on behalf of the Trust with respect to the creation and redemption of ETF Shares, as the Trust's agent, namely: to provide transfer agent services for ETF Shares of each ETF Series; to act as Index Receipt Agent (as such term is defined in the rules of the National Securities Clearing Corporation) with respect to the settlement of trade orders with Authorized Participants; and to provide custody services under the terms of the Custody Agreement, as supplemented hereby, for the settlement of Creation Units against Deposit Securities and/or cash that shall be delivered by Authorized Participants in exchange for ETF Shares and the redemption of

5/2016 — Recon Capital Series Trust

Exhibit (h)(13)

ETF Shares in Creation Unit size against the delivery of Redemption Securities and/or cash of each ETF Series.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be executed by a duly authorized officer on one or more counterparts as of the day and year first written above.

5/2016 — Recon Capital Series Trust